Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

ICZOOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-		-	-	-	-	-	-	-	-	-

Fees Previously Paid(3)(4)	Equity	Ordinary Shares, par value $0.18 per share(1)	457	(a)	450,000	$5.0	$2,250,000	0.00011020	$247.95
	Equity	Underwriters’ compensation warrants(2)	457	(g)	27,000	-	-	-	-
	Equity	Class A Ordinary Shares underlying underwriter’s warrants	457	(g)	27,000	$6.25	$168,750	0.00011020	$18.60
	Equity	Ordinary Shares, par value $0.18 per share(1)	457	(a)	3,000,000	$5.0	$15,000,000	0.0000927	$1,390.50
	Equity	Underwriters’ compensation warrants(2)	457	(g)	180,000	-	-	-	-
	Equity	Class A Ordinary Shares underlying underwriter’s warrants	457	(g)	180,000	$6.25	$1,125,000	0.0000927	$104.29
	Total Offering Amounts						$18,543,750		$1,761.34
	Total Fees Previously Paid								$1,761.341
	Total Fee Offsets								-
	Net Fee Due								0

(1)	Represents a total of 3,000,000 Class A Ordinary Shares, par value $0.16 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”) issued in this offering and up to 450,000 additional Class A Ordinary Shares, equal to 15% of the total number of the Class A Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any. See “Underwriting.”.

(2)	We have agreed to issue upon the closing of this Offering, compensation warrants to The Benchmark Company, LLC (“Benchmark”), as representatives of the underwriters, entitling them to purchase up to 6% of the aggregate Shares being sold in this Offering. The exercise price of the compensation warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered hereby. Assuming a maximum placement and an exercise price of $6.25 per Share, we would receive, in the aggregate, $1,293,750 upon exercise of the compensation warrants (including up to $168,750 to be received upon the exercise of the over-allotment options by the underwriters), of which there can be no guarantee. The compensation warrants are exercisable commencing six (6) months after the consummation of this offering and will terminate five years after the consummation of the offering. An underwriting discount or spread equal to 7.5% of the aggregate offering price will also be provided to underwriters. The Registration Statement of which this prospectus is a part also covers the Class A Ordinary Shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting”.

(3)	The Registrant’s initial filing of this Registration Statement on August 23, 2021 (the “Original Form F-1”) registered the securities for an aggregate offering price of $36,656,250. The current filing decreased the number of such securities being registered to an aggregate offering price of $18,543,750, including (i) 3,000,000 Class A Ordinary Shares, (ii) 180,000 Class A Ordinary Shares underlying the underwriter’s warrants, (iii) up to 450,000 additional Class A Ordinary Shares issued in connection with the underwriters’ over-allotment option, and (iv) up to 27,000 Class A Ordinary Shares underlying the additional underwriter’s warrants issued in connection with the underwriters’ over-allotment option. No additional registration fee is required to be paid by the Registrant.

(4)	$3,999.20 of registration fee was previously paid, at the time of the filing of the Original Form F-1, based on the registration fee rate then in effect at the time of that filing. As the Registration decreased the number of securities to be registered, based on the current registration fee rate, less offering amount needs to be registered, so no additional registration fee is required, as described in footnote (3).